Exhibit 99.1



For Immediate Release                        For additional information contact:

                                                Terry Whitesell, President & COO
                                                      Obsidian Enterprises, Inc.
                                                                  (317) 237-4122

       CLASSIC MANUFACTURING, INC. ACQUIRED BY OBSIDIAN ENTERPRISES, INC.

INDIANAPOLIS (May 6, 2004)-- Obsidian Enterprises, Inc. announced today the acquisition of Classic Manufacturing, Inc., a Michigan-based manufacturer of open and enclosed trailers.

Classic Manufacturing produces commercial, racing and recreational trailers under the Classic Trailers brand identification. Founded in 1964, Classic manufactures a full line of trailers, including cargo, fifth wheel, gooseneck, motorcycle, race, snowmobile and stacker/lift trailers as well as all-aluminum trailers and camper and bike packages. Finished products are primarily used to haul cargo, race cars, ATVs, motorcycles and snowmobiles. Its open trailers are also used in the landscaping industry.

Located in Sturgis, Michigan, Classic will also begin manufacturing out of additional facilities this summer. The current 63,220 square foot facility services clients located in the Midwest, Northeast and Southeast, among other regions in the United States and Canada. The new Lewisville, Texas facility will help meet the needs of dealers and customers located in the Western and Southwestern portion of the U.S.

Current co-owners Brad Baker and Wade Wolf will continue to serve as CEO and President, respectively.

In making the announcement, Terry Whitesell, Obsidian President & COO, stated "We are very pleased to have the Classic team join Obsidian. Classic Trailer has an excellent reputation in the industry for both their quality product and customer service. Brad Baker and Wade Wolf's experience and knowledge will be a great asset to our group."

Classic Trailers is active in the motor sports market, which represents a bulk of its customer base. Classic is the "Official Trailer" for the IHRA (International Hot Rod Association), ClearChannel/SFX Super Cross/Arena Cross series, Kalamazoo Speedway, Berlin Speedway, Norwalk Raceway Park, Red Bud Track & Trail, Dutch Sport Park and SJO Productions.

For more information on Classic Manufacturing, Inc., visit www.ClassicMfg.com or call Terry Whitesell at (317) 237-4122.

Obsidian Enterprises, Inc., is a publicly-traded (OTCBB: OBDE) holding company headquartered in Indianapolis. Obsidian invests in small- and mid-cap companies in basic industries such as manufacturing and transportation. Obsidian's subsidiaries and affiliates also include Champion Trailers, Danzer Morrison, Evans Trailers, Pyramid Celebrity Coaches, United Trailers and U.S. Rubber Reclaiming. For more information on Obsidian Enterprises, call (317) 237-4122 or visit www.ObsidianEnterprises.com.